UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

INTRALINKS HOLDINGS, INC.
(Name of Issuer)
COMMON STOCK, $0.0001 PAR VALUE PER SHARE
(Title of Class of Securities)
46118H104
(CUSIP Number)
October 21, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	46118H104

1	NAMES OF REPORTING PERSONS Rho Ventures IV QP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,908,012 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

7,908,012 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,908,012 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This statement on Schedule 13G is filed by Rho Ventures IV, L.P. (“RV IV”), Rho Ventures IV GmbH & Co. Beteiligungs KG (“RV KG”), Rho Ventures IV QP, L.P. (“RV QP”), Rho Ventures IV Holdings, LLC (“RV IV Holdings”), Rho Ventures III Holdings, LLC (“RV III Holdings”), Rho Venture Partners Holdings, LLC (“RVPH”), Rho Investment Partners Holdings, LLC (“RIPH”), Rho Management Ventures IV, L.L.C. (“RMV”), Rho Capital Partners Verwaltungs GmbH (“RCP GmbH”), Rho Capital Partners, LLC (“RCP”), Joshua Ruch (“Ruch”), Habib Kairouz (“Kairouz”) and Mark Leschly (“Leschly,” together with RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH, RIPH, RMV, RCP GmbH, RCP, Ruch and Kairouz, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 583,746 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RC IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 54,075,293 shares of Common Stock reported to be outstanding as of August 11, 2011 as set forth in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission (“SEC”) on August 11, 2011.

CUSIP No.	46118H104

1	NAMES OF REPORTING PERSONS Rho Ventures IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,908,012 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

7,908,012 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,908,012 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 583,746 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RC IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 54,075,293 shares of Common Stock reported to be outstanding as of August 11, 2011 as set forth in the Issuer’s Form 10-Q as filed with the SEC on August 11, 2011.

CUSIP No.	46118H104

1	NAMES OF REPORTING PERSONS Rho Ventures IV GmbH & Co. Beteiligungs KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,908,012 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

7,908,012 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,908,012 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 583,746 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RC IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 54,075,293 shares of Common Stock reported to be outstanding as of August 11, 2011 as set forth in the Issuer’s Form 10-Q as filed with the SEC on August 11, 2011.

CUSIP No.	46118H104

1	NAMES OF REPORTING PERSONS Rho Ventures IV Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,908,012 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

7,908,012 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,908,012 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 583,746 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RC IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 54,075,293 shares of Common Stock reported to be outstanding as of August 11, 2011 as set forth in the Issuer’s Form 10-Q as filed with the SEC on August 11, 2011.

CUSIP No.	46118H104

1	NAMES OF REPORTING PERSONS Rho Ventures III Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,908,012 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

7,908,012 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,908,012 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 583,746 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RC IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 54,075,293 shares of Common Stock reported to be outstanding as of August 11, 2011 as set forth in the Issuer’s Form 10-Q as filed with the SEC on August 11, 2011.

CUSIP No.	46118H104

1	NAMES OF REPORTING PERSONS Rho Venture Partners Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,908,012 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

7,908,012 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,908,012 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 583,746 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RC IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 54,075,293 shares of Common Stock reported to be outstanding as of August 11, 2011 as set forth in the Issuer’s Form 10-Q as filed with the SEC on August 11, 2011.

CUSIP No.	46118H104

1	NAMES OF REPORTING PERSONS Rho Investment Partners Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,908,012 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

7,908,012 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,908,012 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 583,746 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RC IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 54,075,293 shares of Common Stock reported to be outstanding as of August 11, 2011 as set forth in the Issuer’s Form 10-Q as filed with the SEC on August 11, 2011.

CUSIP No.	46118H104

1	NAMES OF REPORTING PERSONS Rho Management Ventures IV, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,908,012 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

7,908,012 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,908,012 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 583,746 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RC IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 54,075,293 shares of Common Stock reported to be outstanding as of August 11, 2011 as set forth in the Issuer’s Form 10-Q as filed with the SEC on August 11, 2011.

CUSIP No.	46118H104

1	NAMES OF REPORTING PERSONS Rho Capital Partners Verwaltungs GmbH

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,908,012 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

7,908,012 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,908,012 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 583,746 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RC IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 54,075,293 shares of Common Stock reported to be outstanding as of August 11, 2011 as set forth in the Issuer’s Form 10-Q as filed with the SEC on August 11, 2011.

CUSIP No.	46118H104

1	NAMES OF REPORTING PERSONS Rho Capital Partners, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,908,012 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

7,908,012 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,908,012 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 583,746 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RC IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 54,075,293 shares of Common Stock reported to be outstanding as of August 11, 2011 as set forth in the Issuer’s Form 10-Q as filed with the SEC on August 11, 2011.

CUSIP No.	46118H104

1	NAMES OF REPORTING PERSONS Joshua Ruch

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,908,012 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

7,908,012 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,908,012 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 583,746 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RC IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 54,075,293 shares of Common Stock reported to be outstanding as of August 11, 2011 as set forth in the Issuer’s Form 10-Q as filed with the SEC on August 11, 2011.

CUSIP No.	46118H104

1	NAMES OF REPORTING PERSONS Mark Leschly

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Kingdom of Denmark

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,908,012 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

7,908,012 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,908,012 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 583,746 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RC IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 54,075,293 shares of Common Stock reported to be outstanding as of August 11, 2011 as set forth in the Issuer’s Form 10-Q as filed with the SEC on August 11, 2011.

CUSIP No.	46118H104

1	NAMES OF REPORTING PERSONS Habib Kairouz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		1,517

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,908,012 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,517

WITH:	8	SHARED DISPOSITIVE POWER

		7,908,012 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,909,529 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	14.6% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 583,746 shares held by RV IV, (ii) 1,432,203 shares held by RV KG, (iii) 1,374,283 shares held by RV QP, (iv) 1,271,901 shares held by RV IV Holdings, (v) 2,331,051 shares held by RV III Holdings, (vi) 457,416 shares held by RVPH and (vii) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RC IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Ruch and Leschly hold no shares of the Issuer directly.
(3) This percentage set forth on the cover sheets are calculated based on 54,075,293 shares of Common Stock reported to be outstanding as of August 11, 2011 as set forth in the Issuer’s Form 10-Q as filed with the SEC on August 11, 2011.

Item 1(a).	Name of Issuer:
Intralinks Holdings, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:
150 E. 42nd Street, 8th Floor, New York, New York 10017

Item 2(a).	Name of Person Filing:
This statement is filed by:
(i)	Rho Ventures IV QP, L.P. (“RV QP”)
(ii)	Rho Ventures IV, L.P. (“RV IV”)
(iii)	Rho Ventures IV GmbH & Co. Beteiligungs KG (“RV KG”)
(iv)	Rho Ventures IV Holdings, LLC (“RV IV Holdings”)
(v)	Rho Ventures III Holdings, LLC (“RV III Holdings”)
(vi)	Rho Venture Partners Holdings, LLC (“RVPH”)
(vii)	Rho Investment Partners Holdings, LLC (“RIPH”)
(viii)	Rho Management Ventures IV, L.L.C. (“RMV”)
(ix)	Rho Capital Partners Verwaltungs GmbH (“RCP GmbH”)
(x)	Rho Capital Partners, LLC (“RCP”)
(xi)	Joshua Ruch (“Ruch”)
(xii)	Mark Leschly (“Leschly”)
(xiii)	Habib Kairouz (“Kairouz”)
RV QP, RV IV, RV KG, RV IV Holdings, RV III Holdings, RVPH, RIPH, RMV, RCP GmbH, RCP, Ruch, Leschly and Kairouz are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”
This Amendment No. 1 (the “Amendment”) is being filed to reflect the internal restructuring of certain of the Reporting Persons that does not change the aggregate beneficial ownership of the shares of common stock (the “Shares”) by entities affiliated with Rho Capital Partners, Inc. This restructuring is expected to become effective within 60 days of October 21, 2011 and will result in Rho Management Trust I’s (“RMT I”) ownership of the Shares being replaced by RV IV Holdings, RV III Holdings, RVPH and RIPH. Accordingly, this Amendment removes RMT I and its investment advisor, Rho Capital Partners, Inc., as Reporting Persons and adds RCP, RV IV Holdings, RV III Holdings, RVPH and RIPH as Reporting Persons.

Item 2(b).	Address of Principal Business Office or, if None, Residence:
Rho Ventures, 152 W 57th Street, 23rd Floor, New York, New York 10019

Item 2(c).	Citizenship:

RV QP	Delaware
RV IV	Delaware
RV KG	Germany
RV IV Holdings	Delaware
RV III Holdings	Delaware
RVPH	Delaware
RIPH	Delaware
RMV	Delaware
RCP GmbH	Germany
RCP	Delaware
Ruch	United States
Leschly	Kingdom of Denmark
Kairouz	United States

Item 2(d).	Title of Class of Securities:
Common Stock, $0.0001 par value per share (the “Common Stock”)

Item 2(e).	CUSIP Number:
46118H104

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
(a) ☐	Broker or dealer registered under Section 15 of the Act,
(b) ☐	Bank as defined in Section 3(a)(6) of the Act,
(c) ☐	Insurance Company as defined in Section 3(a)(19) of the Act,
(d) ☐	Investment Company registered under Section 8 of the Investment Company Act of 1940,
(e) ☐	Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
(f) ☐	Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),
(g) ☐	Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
(h) ☐	Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
(i) ☐	Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
(j) ☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.	Ownership

			Shared	Sole	Shared
	Shares Held	Sole Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage of
Reporting Persons	Directly (1)	Power (1)	Power (1)	Power (1)	Power (1)	Ownership (1)	Class (1, 3)

RV QP	1,374,283	0	7,908,012	0	7,908,012	7,908,012	14.6%
RV IV	583,746	0	7,908,012	0	7,908,012	7,908,012	14.6%
RV KG	1,432,203	0	7,908,012	0	7,908,012	7,908,012	14.6%
RV IV Holdings	1,271,901	0	7,908,012	0	7,908,012	7,908,012	14.6%
RV III Holdings	2,331,051	0	7,908,012	0	7,908,012	7,908,012	14.6%
RVPH	457,416	0	7,908,012	0	7,908,012	7,908,012	14.6%
RIPH	457,412	0	7,908,012	0	7,908,012	7,908,012	14.6%
RMV (2)	0	0	7,908,012	0	7,908,012	7,908,012	14.6%
RCP GmbH (2)	0	0	7,908,012	0	7,908,012	3,333,323	14.6%
RCP	0	0	7,908,012	0	7,908,012	7,908,012	14.6%
Ruch (2)	0	0	7,908,012	0	7,908,012	7,908,012	14.6%
Leschly (2)	0	0	7,908,012	0	7,908,012	7,908,012	14.6%
Kairouz (2)	1,517	1,517	7,908,012	1,517	7,908,012	7,909,529	14.6%

(1)	Represents the number of shares of Common Stock currently underlying all Securities held by the Reporting Persons.

(2)	RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings, RVPH and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RVPH and RIPH. Kairouz holds 1,517 shares directly. Ruch and Leschly hold no shares of the Issuer directly.

(3)	This percentage set forth on the cover sheets are calculated based on 54,075,293 shares of Common Stock reported to be outstanding as of August 11, 2011 as set forth in the Issuer’s Form 10-Q as filed with the SEC on August 11, 2011.

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
See Exhibit 1.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES
After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the persons signing below certifies that the information set forth in this statement is true, complete and correct.

Dated: October 25, 2011 Rho Ventures IV QP, L.P. By: Rho Management Ventures IV, L.L.C. Its: General Partner
By:	/s/ Jeffrey I. Martin
	Name:	Jeffrey I. Martin
	Title:	Authorized Signatory

Rho Ventures IV, L.P. By: Rho Management Ventures IV, L.L.C. Its: General Partner
By:	/s/ Jeffrey I. Martin
	Name:	Jeffrey I. Martin
	Title:	Authorized Signatory

Rho Ventures IV GmbH & Co. Beteiligungs KG By: Rho Capital Partners Verwaltungs GmbH Its: General Partner
By:	/s/ Jeffrey I. Martin
	Name:	Jeffrey I. Martin
	Title:	Authorized Signatory

Rho Ventures IV Holdings LLC
By:	/s/ Jeffrey I. Martin
	Name:	Jeffrey I. Martin
	Title:	Authorized Signatory

Rho Ventures III Holdings LLC
By:	/s/ Jeffrey I. Martin
	Name:	Jeffrey I. Martin
	Title:	Authorized Signatory

Rho Venture Partners Holdings LLC
By:	/s/ Jeffrey I. Martin
	Name:	Jeffrey I. Martin
	Title:	Authorized Signatory

Rho Investment Partners Holdings LLC
By:	/s/ Jeffrey I. Martin
	Name:	Jeffrey I. Martin
	Title:	Authorized Signatory

Rho Management Ventures IV, L.L.C.
By:	/s/ Jeffrey I. Martin
	Name:	Jeffrey I. Martin
	Title:	Authorized Signatory

Rho Capital Partners Verwaltungs GmbH
By:	/s/ Jeffrey I. Martin
	Name:	Jeffrey I. Martin
	Title:	Authorized Signatory

Rho Capital Partners, LLC
By:	/s/ Jeffrey I. Martin
	Name:	Jeffrey I. Martin
	Title:	Authorized Signatory

Joshua Ruch
By:	/s/ Jeffrey I. Martin
	Name:	Jeffrey I. Martin
	Title:	Authorized Signatory for Joshua Ruch

Mark Leschly
By:	/s/ Jeffrey I. Martin
	Name:	Jeffrey I. Martin
	Title:	Authorized Signatory for Mark Leschly

Habib Kairouz
By:	/s/ Jeffrey I. Martin
	Name:	Jeffrey I. Martin
	Title:	Authorized Signatory for Habib Kairouz

EXHIBIT INDEX

Exhibit 1	Item 8 Information
Exhibit 2	Joint Filing Statement